CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-2 of the Alternative Credit Income Fund (formerly, Resource Credit Income Fund) and to the use of our report dated November 24, 2020 on the financial statements and financial highlights of Alternative Credit Income Fund. Such financial statements and financial highlights appear in the September 30, 2020 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

December 14, 2020